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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2019

TRIBUNE PUBLISHING COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36230	38-3919441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

160 N. Stetson Avenue, Chicago, Illinois 60601

(Address of Principal Executive Offices) (Zip Code)

312-222-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2019, the Board of Directors (the “Board”) of Tribune Publishing Company (the “Company”) appointed Timothy P. Knight, current President of the Company, as Chief Executive Officer and President of the Company, effective January 17, 2019.

Mr. Knight has served as the Company’s President since October 30, 2017 and before that, was President of the Company’s digital unit since February 2017. Before joining the Company, Mr. Knight served as President of Advance Ohio, a digital media and marketing company, since October 2015. Before that, from December 2011 to October 2015, Mr. Knight served as Chief Executive Officer of Wrapports, LLC, a holding company for the Chicago Sun-Times, Chicago Reader, and Chicago.com. Prior to joining Wrapports, he held various roles at Newsday including President, Chief Executive Officer and Publisher. Before joining Newsday in 2003, he held various senior management positions at Tribune Company, the Chicago Tribune Media Group, and Classified Ventures, LLC. Prior to joining Classified Ventures in 1997, Mr. Knight served as mergers and acquisitions counsel for Tribune Company and a senior associate at Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm. He has been engaged in a number of civic organizations over the years and is currently a member of the Board of Trustees of DePaul University and the Board of Regents of Mercy Home for Boys and Girls (Chicago). He also was a member of the Rock and Roll Hall of Fame, Destination Cleveland, United Way of Greater Cleveland and the Long Island Chapter of Young President’s Organization. Mr. Knight holds a B.S. in accounting from Marquette University and a J.D., with honors, from DePaul University College of Law.

Justin C. Dearborn stepped down as Chief Executive Officer and Chairman of the Board effective January 17, 2019. In addition, effective January 17, 2019, Ross Levinsohn will move on from his role as Chief Executive Officer of Tribune Interactive, LLC to pursue new opportunities. Subject to certain conditions, Mr. Dearborn and Mr. Levinsohn will be eligible for severance benefits pursuant to their employment agreements, which had been amended to provide for payment of the severance amount through the remainder of calendar year 2019 rather than in a lump sum and continuation of equity award vesting through such salary continuation period.

In connection with Mr. Knight’s appointment, Tribune Publishing Company, LLC, a subsidiary of the Company, entered into a new employment agreement with Mr. Knight, effective January 17, 2019. The term of Mr. Knight’s new employment agreement will continue through January 31, 2022. Pursuant to his employment agreement, Mr. Knight’s cash compensation will not change. On January 16, 2019, Mr. Knight received a grant of 125,000 restricted stock units generally vesting on the first anniversary of the grant. Mr. Knight’s employment agreement provides that, if Mr. Knight’s employment is terminated without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, he will be paid, in addition to his previously-accrued compensation, the following severance: (i) the greater of base salary remaining due under the employment term payable over the remaining term or base salary for 52 weeks, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment and (iv) certain benefit continuation. The terms “cause” and “good reason” are defined in his employment agreement.

Mr. Knight’s employment agreement also contains certain restrictive covenants for the benefit of the Company and its affiliates. He also is required to maintain the confidentiality of confidential information of the Company and its affiliates.

The foregoing descriptions of the amendments to Mr. Dearborn’s and Mr. Levinsohn’s employment agreements and the new employment agreement with Mr. Knight are qualified in their entirety by reference to the text of amendments and the agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 7.01              Regulation FD Disclosure.

A copy of the Company’s press release announcing Mr. Knight’s appointment and Mr. Dearborn’s departure is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment to the Employment Agreement, by and between Tribune Publishing Company, LLC and Justin C. Dearborn, dated January 17, 2019.
10.2	Amendment to Employment Agreement, by and between Tribune Interactive, LLC and Ross Levinsohn, dated January 17, 2019.
10.3	Employment Agreement, by and between Tribune Publishing Company, LLC and Timothy P. Knight, effective January 17, 2019.
99.1	Press Release, dated January 17, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIBUNE PUBLISHING COMPANY

Date: January 18, 2019	By:	/s/ Julie K. Xanders
Julie K. Xanders
Executive Vice President, General Counsel and Secretary